PROSPECTUS SUPPLEMENT
(To Prospectus dated June 26, 1997)


                         EMC CORPORATION
                $517,500,000 Principal Amount of
          3 1/4% Convertible Subordinated Notes due 2002
           (Interest Payable March 15 and September 15)

                11,421,319 Shares of Common Stock
                 ______________________________

This document supplements the Prospectus dated June 26, 1997 relating to (i) $517,500,000 aggregate principal amount of 3 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of EMC Corporation, a Massachusetts corporation (the "Company"), and (ii) 11,421,319 shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), which are initially issuable upon conversion of the Notes plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Notes as a result of adjustments to the conversion price (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were issued and sold in March 1997 in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by Smith Barney Inc., Alex. Brown & Sons Incorporated and Morgan Stanley & Co. Incorporated (the "Initial Purchasers") to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or outside the United States to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. This Prospectus Supplement is incorporated by reference into the Prospectus and should be read in conjunction with the Prospectus. All terms used herein shall have the meaning assigned to them in the Prospectus.

                    _______________________

          SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY
                    PROSPECTIVE INVESTORS.
                     _______________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
    PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.
                    ______________________


   The date of this Prospectus Supplement is August 29, 1997. The following information supplements and updates the information found on pages 23-26 of the Prospectus under the caption "Selling Securityholders" by amending and restating such information to read, in its entirety, as follows:


                    SELLING SECURITYHOLDERS

     The following table set forth certain information furnished to the Company through August 29, 1997 as to the security ownership of the Selling Securityholders. Except as set forth below, none of the Selling
Securityholders has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.
                          Aggregate Principal        Number of Shares
                           Amount of Notes           of Common Stock
Name                      that may be Sold           that may be Sold*

Aim High Yield Fund              $5,000,000          110,350
Aim Income Fund                   1,000,000           22,070
Allstate Insurance Company        4,000,000           88,280
Alscott Investments, LLC            640,000           14,124
American Community Mutual
  Insurance Company                 200,000            4,414
American Pioneer Life Insurance
  Company of New York                40,000              882
American Progressive Life & Health   40,000              882
American Public Entity Excess Pool   40,000              882
American Republic Insurance Company 150,000            3,310
Amwest Surety Insurance Company     280,000            6,179
Associated Electric & Gas Insurance 850,000           18,759
Associated Physicians Insurance
  Company                            20,000              441
Austin Firefighters Conv.           190,000            4,193
Bank of America Convertible
  Securities                        230,000            5,076
Bankers Trust TTEE for Chrysler Corp.
  Emp.#1 Pension Plan             2,800,000           61,796
Baptist Hosp. of Miami              165,000            3,642
Bear Stearns Securities
  Corporation                     5,920,000          130,655
BCS Life Insurance Company          250,000            5,517
Boston Museum of Fine Arts           65,000            1,435
BZW Securities Limited           15,265,000          336,901
C.I. American Fund                  120,000            2,648
CSA Fraternal Life                   50,000            1,103
California Public Employees'
  Retirement System               1,500,000           33,105
Care America Life Insurance Company  40,000              882
Carrigaholt Capital (Bermuda) L.P.1,000,000           22,070
Catholic Relief Insurance Company
  of America                        195,000            4,303
Central States Health & Life
  Company of Omaha                  180,000            3,972
Century National Insurance Company  530,000           11,697
CFW-C, L.P.                       4,000,000           88,280
Champion International Corp. Master
  Retirement Trust                  715,000           15,780
Chase Manhattan Bank TTEE IBM
  Corp. Retirement Plan Trust     5,000,000          110,350
Chicago Mutual Liability Company     40,000              882
Chrysler Insurance Company        1,950,000           43,036
Colgate-Palmolive Company
  Retirement Trust                  650,000           14,345
Concord Life Insurance Company       90,000            1,986
Condor Insurance                     65,000            1,434
Cowen & Company                   2,000,000           44,140
David Lipscomb University General
   Endowment                         25,000              552
Delta Air Lines Master Trust      4,990,000          110,130
Employee Benefit Convertible
  Securities                        125,000            2,758
Engrs Joint Pension FD              260,000            5,738
Equitable Life Assurance Separate
   Account Balanced                  60,000            1,324
Equitable Life Assurance Separate
   Account Convertibles             765,000           16,884
Farmers Home Mutual Insurance       205,000            4,524
Federated Rural Electric
  Insurance Company                  60,000            1,324
Fidelity Financial Trust:
  Fidelity Convertible Securities
   Fund                          30,000,000          662,105
  Fidelity Magellan Fund         45,000,000          993,158
Franklin and Marshall College       400,000            8,828
Froley, Revy Investment Company Inc.
  Account: Arkansas PERS            825,000           18,207
Froley, Revy Investment Company Inc.
  Account: ICI American Holdings
   Pension                          285,000            6,290
Froley, Revy Investment Company Inc.
  Account: Island Insurance
   Convertibles                      55,000            1,213
Froley, Revy Investment Company Inc.
  Account: NALCO Chemical
  Retirement Trust                  125,000            2,758
Froley, Revy Investment Company Inc.
  Account: Oregon Equity Fund/State
  of Oregon                       2,000,000           44,140
Froley, Revy Investment Company Inc.
  Account: PRIM Board             1,150,000           25,380
Froley, Revy Investment Company Inc.
  Account: Southern Farm Bureau
  Insurance Co.                     150,000            3,310
Froley, Revy Investment Company Inc.
  Account: Starvest Discretionary   175,000            3,862
Froley, Revy Investment Company Inc.
  Account: State of Delaware
  Retirement - Froley, Revy         700,000           15,449
Froley, Revy Investment Company Inc.
  Account: Zeneca Holdings Pension  285,000            6,290
Frontier Insurance Company          530,000           11,697
Global Series Fund II--Prudential
  Inconvertible Fund              2,000,000           44,140
Golden Rule Insurance Company     2,800,000           61,796
Goodville Mutual Casuality Company   20,000              441
Gopher State Mutual Insurance Company80,000            1,765
Goschen Hoppen - Home
  Insurance Company                  35,000              772
Grace Brothers, Ltd.              2,000,000           44,140
Grain Dealers Mutual Insurance       90,000            1,986
Guarantee Trust Life Insurance Company480,000         10,593
Guaranty Income Life Insurance Company200,000          4,414
Hudson River Trust Balanced Account 390,000            8,607
Hudson River Trust Growth & Income Account360,000      7,945
Hudson River Trust Growth Investors 305,000            6,731
Hughes Aircraft Company Master
  Retirement Trust                1,660,000           36,636
John M. Olin Foundation, Inc.     2,960,000           65,327
J.P. Morgan & Co. Incorporated   21,110,000          465,901
J.P. Morgan Securities, Inc.     16,500,000          364,158
Kettering Medical Center Funded
  Depreciation Account               80,000            1,766
Lebanon Mutual Insurance Company     55,000            1,213
Lehman Brothers International Europe2,000,000         44,140
Lincoln National Convertible
  Securities Fund                 2,960,000           65,327
Lincoln National Life Insurance   7,620,000          168,174
Lipper Convertibles, L.P.         5,000,000          110,350
Lipper Offshore Convertibles, L.P.1,500,000           33,105
Lone Star Life Insurance Company    530,000           11,697
Massachusetts Mutual Life
  Insurance Company               1,700,000           37,519
MassMutual Corporate Value
  Partners Limited                  550,000           12,138
MassMutual High Yield Partners, LLC 750,000           16,552
McMahan Securities Company L.P.     295,000            6,510
Medico Life Insurance Company       290,000            6,400
Med Marc Insurance                  270,000            5,958
Memphis Light, Water & Gas Retirement
  Fund                              375,000            8,276
Merrill Lynch Capital Markets PLC13,000,000          286,912
Merrill Lynch, Pierce,
  Fenner & Smith Inc.             7,220,000          159,346
Midwest Securities Life              90,000            1,986
Midwestern National Life Insurance
  Company of Ohio                   190,000            4,193
Millers Casualty Insurance
  Company of Texas                  125,000            2,758
Millers Mutual Fire Insurance
  Company of Texas                  670,000           14,787
Mutual Protective Insurance Company 300,000            6,621
N-A Core Growth Fund              3,515,000           77,576
N-A Income & Growth Fund          1,405,000           31,009
National Chiropractic               225,000            4,965
New York Life Insurance
  & Annuity Corporation           1,750,000           38,622
New York Life Insurance Company   7,250,000          160,008
Norwest Bank MN, N.A.               325,000            7,172
Occidental College                  155,000            3,421
OCM Convertible Limited Partnership 250,000            5,517
OCM Convertible Trust             5,455,000          120,392
Oak Tree Partners, L.P.           5,660,000          124,917
Old Guard Fire Insurance Company     90,000            1,986
Old Guard Insurance Company         195,000            4,303
Ozark National Life Insurance Company460,000          10,152
Pacific Horizon Capital Income Fund3,300,000          72,831
Pacific Innovation Trust
  Capital Income Fund                55,000            1,213
Pacific Mutual Life Insurance Company500,000          11,035
Paloma Securities L.L.C.          9,250,000          204,149
Partner Reinsurance Company Ltd.    375,000            8,276
Phico Insurance Company             150,000            3,310
Phoenix Convertible Fund          1,000,000           22,070
Physicians Mutual Insurance Company 230,000            5,076
Pioneer Insurance Company            45,000              993
Pitney Bowes Retirement Fund      1,100,000           24,277
Police & Fireman's Insurance Association45,000           993
Port Authority of Alleghany County
Retirement and Disability Allowance
  Plan for Employees Represented by
  Local 85 of Amalgamated Transit
   Union                            860,000           18,980
Reliable Life Insurance Company     400,000            8,828
RJR Nabisco, Inc. Defined
  Benefit Master Trust              700,000           15,449
Robertson Stephens Co. L.L.P.     1,598,000           35,268
Robertson Stephens
  Growth & Income Fund            1,350,000           29,794
Robertson Stephens Growth & Income
  Portfolio of the Equi-Select
   Series Trust                     600,000           13,242
Royal Bank of Canada             15,500,000          342,087
San Diego City Retirement           510,000           11,256
S D County Convertible            1,845,000           40,719
Secura Insurance, A Mutual Company  220,000            4,855
Service Life and Casualty
  Insurance Company                  20,000              441
Service Lloyd Insurance Company      20,000              441
Shepherd Investments International,
   Ltd.                          30,425,000          671,485
Smith Barney Inc.(1)              4,731,000          104,414
Societe Generale Securities Corporation3,700,000      81,659
South Dakota Retirement System    1,000,000           22,070
Standard Mutual Insurance Company   110,000            2,427
Stark International              14,925,000          329,397
State of Connecticut Combined
  Investments Fund                4,185,000           92,363
State Employees' Retirement Fund
of the State of Delaware          1,340,000           29,574
State Street Bank c/f GE Pension Trust
  Global Investment               1,800,000           39,726
Swiss Bank Corporation - London Branch4,500,000       99,316
Tennessee Consolidated
  Retirement System               4,000,000           88,280
Texas Builders Insurance Company     40,000              882
The Class IC Company, Ltd.        1,000,000           22,070
The Dow Chemical Company Employees
  Retirement Plan                 2,300,000           50,761
The First Foundation                105,000            2,317
The Fondren Foundation               80,000            1,766
The Hotel Union and Hotel Industry
   of Hawaii                        130,000            2,869
The Income Fund of America, Inc. 20,000,000          441,403
Toronto Dominion (New York) Inc. 20,000,000          441,403
Transguard Insurance Company        550,000           12,138
Unifi, Inc. Profit Sharing Plan
   and Trust                        165,000            3,642
United Food and Commercial Workers
  Local 1262 and Employers Pension
  Fund                              500,000           11,035
United National Insurance Company 1,250,000           27,587
United National Life Insurance      100,000            2,207
United States Olympic Foundation    750,000           16,552
United Teacher Associates
  Insurance Company                 800,000           17,656
Vanguard Convertible
  Securities Fund, Inc.           2,795,000           61,686
Van Kampen American
  Capital Harbor Fund             2,000,000           44,140
Vista Balanced Fund                 100,000            2,207
Vista Growth & Income Fund        3,600,000           79,452
Vista Select Balanced Fund          300,000            6,621
Wake Forest University              405,000            8,938
Weirton Trust                       745,000           16,442
Western Home Insurance Company       90,000            1,986
Westward Life Insurance Company      35,000              772
Wisconsin Lawyers Mutual
  Insuance Company                   90,000            1,986
Wisconsin Mutual Insurance Company   60,000            1,324
World Insurance Company             250,000            5,517
Any other Selling Securityholders
  or future transferee from such
  Selling Securityholder(2)      82,136,000        1,812,756
                               $517,500,000       11,421,248**


______________
(1) Smith Barney Inc. was an Initial Purchaser of the Notes. See "Plan of Distribution."
(2) Information regarding these persons or entities may be added from time to time by one or more supplements to this Prospectus.
* Assumes a conversion price of $45.31 per share and a cash payment in lieu of any fractional share interest.
** Total differs from amount to be registered due to the rounding down of fractional shares.